Exhibit (g)(3)

SCHEDULE B

FUNDS SUBJECT TO THIS AGREEMENT

Name of Portfolio	Effective Date
HSBC Emerging Markets Debt Fund	April 6, 2011
HSBC Frontier Markets Fund	September 5, 2012
HSBC Asia ex-Japan Smaller Companies Equity Fund	November 11, 2014
HSBC U.S. Government Money Market Fund	April 13, 2007
HSBC U.S. Treasury Money Market Fund	April 13, 2007
HSBC strategic Income Fund	April 1, 2015
HSBC High Yield Fund	April 1, 2015
HSBC Ultra Short Bond Fund

Acceptance of Schedule (updated March 7, 2019)

/s/ Richard Fabietti	/s/ Chad K. Hecht
HSBC Funds	Northern Trust

President, HSBC Funds	Chad K. Hecht, Vice President
Title	Title

SCHEDULE B-1

FUNDS SUBJECT TO THIS AGREEMENT

Name of Portfolio	Effective Date
HSBC Opportunity Portfolio	February 1, 2007

Acceptance of Schedule (updated March 7, 2019)

/s/ Richard Fabietti	/s/ Chad K. Hecht
HSBC Funds	Northern Trust

President, HSBC Funds	Chad K. Hecht, Vice President
Title	Title